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                                                             Exhibit 99.B(p)(32)

[ANALYTIC INVESTORS LOGO]

                                 CODE OF ETHICS

This Code of Ethics has been adopted by the officers and directors of Analytic Investors, Inc. in accordance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the "Act"), and Sections 204A and 206 of the Investment Advisers Act of 1940 (the "Advisers Act"), specifically Rule 204-2 thereunder, to effectuate the purposes and objectives of those provisions. Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Rule 204-2 imposes recordkeeping requirements with respect to personal securities transactions of advisory representatives (defined below). Rule 17j-1 under the Act generally proscribes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies, if effected by associated persons of such investment companies.

While affirming its confidence in the integrity and good faith of all of its employees, officers, and directors, Analytic Investors recognizes that certain of its personnel have or may have knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions made by or for Analytic Investors' Clients, and that if such individuals engage in personal transactions in securities that are eligible for investment by Clients, these individuals could be in a position where their personal interests may conflict with the interests of Clients.

The Board of Directors of Analytic Investors has determined to adopt this Code of Ethics based upon the principle that the directors and officers of the Firm, and certain affiliated persons of the Firm, owe a fiduciary duty to among others, the clients of the Firm to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients; (ii) taking inappropriate advantage of their position with the Firm; and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility. This fiduciary duty includes the duty of the Chief Compliance Officer of the Firm to report violations of this Code of Ethics to the Firm's Board of Directors and the Board of Directors of any funds for which the Firm acts as adviser or sub-adviser.

I.      STATEMENT OF GENERAL PRINCIPLES

In recognition of the trust and confidence placed in Analytic Investors by its Clients and to give effect to Analytic Investors' belief that its operations should be directed to benefit its Clients,

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Analytic Investors hereby adopts the following general principles to guide the actions of its employees, officers, and directors:

1. The interests of Clients are paramount. All Analytic Investors personnel must conduct themselves and their operations to give maximum effect to this tenet by assiduously placing the interests of Clients before their own.

2. All personal transactions in securities by Analytic Investors personnel must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of a Client.

3. All Analytic Investors personnel must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to a Client, or that otherwise bring into question the person's independence or judgment.

II.   DEFINITIONS

1. "Access person" Any director, officer or advisory representative of the Firm, except a Nonresident Director.

2. "Advisory Representative" means any employee, (i) who in connection with his or her regular functions or duties, normally makes, participates in, or otherwise obtains current information regarding the purchase or sale of a Security by the Firm, (ii) whose functions relate to the making of any recommendations with respect to such purchases or sales; and (iii) any natural person in a control relationship to the Firm who obtains information concerning recommendation made concerning a purchase or sale of a Security. This definition includes but is not limited to the following: officer, director, "Investment Person", "Portfolio Manager" and any other employee of the Firm designated as an "Advisory Representative" from time to time by the Review Officer.

3. "Beneficial ownership" of a Security is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934 ("Exchange Act"). This means that a person should generally consider himself or herself the beneficial owner of any securities in which he or she has a direct or indirect pecuniary interest. In addition, a person should consider himself or herself the beneficial owner of securities held by (i) his or her spouse or domestic partner, (ii) minor children, (iii) a relative who shares his or her home, (iv) a trust, estate, or other account in which he/she has a present or future interest in the income, principal or right to obtain title to the securities, or
      (v) other persons by reason of any contract, arrangement, understanding, or relationship that provides him or her with sole or shared voting or investment power over the securities held by such person.

4. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Act. Section 2(a)(9) provides that "control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the

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      result of an official position with such company. Ownership of 25% or more of a company's outstanding voting securities is presumed to give the holder of those securities control over the company. This is a rebuttable presumption, and it may be countered by the facts and circumstances of the given situation. A natural person shall not be presumed to be a controlled person.

5. "Client" means any investment company registered under the Act, a series of an investment company registered under the Act, or a separately managed investment management account for whom Analytic Investors acts as investment adviser or sub-adviser.

6. "Firm" means the investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, subject to this Code of Ethics.

7. "Fund" means any investment vehicle registered under the Investment Company Act of 1940.

8. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration was not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. Limited Offering means an offering that is exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") pursuant to Section 4(2) or Section 4(6) or Rules 504, 505, or 506 under the Securities Act. Limited offerings are commonly referred to as private placements.

9. "Investment Personnel" means (i) any portfolio manager and (ii) research analysts, traders and other personnel, who provide information and/or advice to any portfolio manager, or who execute or help execute any portfolio manager's decisions or who otherwise in connection with his or her regular functions or duties makes or participates in making recommendations regarding the purchase or sale of securities by the Firm. Investment Personnel also includes any natural person who controls the Firm and who obtains current information concerning recommendations regarding the purchase and sale of securities by the Firm.

10. A "Managed Fund" is all registered investment companies advised/sub-advised by Analytic Investors, except for money market mutual funds or other short-term fixed income funds appropriate for short term investing.

11. A "Managed Limited Partnership" is any limited partnership of which Analytic Investors or any affiliate of Analytic Investors is the general partner or for which Analytic Investors or any affiliate of Analytic Investors serves as investment adviser.

12. "Nonresident Director" means any director of the Firm who (a) is not an officer, employee or shareholder of the Firm, b) does not maintain a business address at the Firm and c) does not, in the ordinary course of his business, receive or have access to current

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      information regarding the purchase or sale of securities by the Firm, information regarding recommendations concerning the purchase or sale of securities by the Firm or information regarding securities being considered for purchase or sale by the Firm.

13.   "Person" means a natural person or a company.

14. An Access Person's or Nonresident Director's "Personal Account" means any Securities account in which such Access Person or Nonresident Director has direct or indirect Beneficial Ownership. However, an Access Person's "Personal Account" shall not include such Access Person's interest in any Managed Limited Partnership in which not more than 5% of the total interests are represented by investments of the direct portfolio manager(s) managing the partnership and not more than 10% of the total interests are represented by investments of all Access Persons in the aggregate. All similarly managed Managed Limited Partnerships will be viewed as a single entity for this purpose. A Managed Limited Partnership will not be considered a Personal Account of Analytic Investors in its capacity as General Partner of such partnership or as investment adviser to such partnership.

15. "Portfolio Manager" means an employee of the Firm entrusted with the direct responsibility and authority to make investment decisions affecting the Client accounts managed by the Firm.

16. "Purchase or sale of a Security" includes, among other things, the purchase or sale of an option whose underlying instrument would be classified as a security.

17. The designated "Review Officer" is the Chief Compliance Officer of Analytic Investors. The "Alternate Review Officers" are (i) the Chief Investment Officer of Analytic Investors or (ii) the President of Analytic Investors. In the absence of the Review Officer, an Alternate Review Officer shall act in all respects in the manner prescribed herein for the Review Officer. A "Code of Ethics Officer," as designated by the Review Officer, shall act under the direction and supervision of the Review Officer. The Code of Ethics Review Committee shall consist of (i) the Review Officer (ii) at least one of the Alternate Review Officers, and
      (iii) the Code of Ethics Officer.

18. A "Related Security" is any security whose value directly fluctuates as a result of a change in the value of a security in the Securities Universe.

19. "Security" shall have the same meaning as that set forth in Section 2(a)(36) of the Act, except that it shall not include direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt investments (including repurchase agreements),and shares of registered open-end mutual funds.

20. A "Security held or to be acquired" by a Client means (i) any Security which, within the most recent 15 days, (a) is or has been held by a Client or (b) is being or has been

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      considered by Analytic Investors, Inc. for purchase for a Client or (ii)
      any option to purchase or sell any security convertible into or exchangeable for a security described in (i) above

21. A Security is "being purchased or sold" by a Client from the time when a recommendation has been communicated to the persons who place the buy and sell orders for a Client until the time when such program has been fully completed or terminated.

22. "Security Universe" means only the Securities held or to be acquired by the Analytic Investors on behalf of its clients or the securities held by Analytic Investors Clients

III.  PROHIBITED PURCHASES AND SALES OF SECURITIES

1. No Access Person or Nonresident Director shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by any Client:

      a)   employ any device, scheme, or artifice to defraud such Client;

      b) make to such Client any untrue statement of a material fact or omit to state to such Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

      c) engage in any act, practice, or course of business that would operate as a fraud or deceit upon such Client; or

      d)   engage in any manipulative practice with respect to such Client.

2. Subject to certain exemptions in Section IV(2) of this Code, no Access Person/Advisory Representative may purchase or sell, directly or indirectly, a Security for a Personal Account at the same time that the same Security or a Related Security is a Security in the Security Universe without prior written approval of the review committee Subject to certain exemptions in Section IV (2) of this Code, no Nonresident Director may knowingly purchase or sell, directly or indirectly, a Security for a Personal Account at the same time that the same Security or a Related Security is a Security in the Security Universe, without the prior written consent of the Review Committee.

3. No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of any Client) any information regarding transactions in securities by any Client or any such Securities in the Security Universe.

4. No Access Person shall recommend any transaction in Securities by any Client without having disclosed his or her interest, if any, in such Securities or the issuer thereof, including without limitation:

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      a)   the Access Person's direct or indirect Beneficial Ownership of any
           Securities of such issuer;

      b)   any contemplated transaction by the Access Person in such Securities;

      c) any position the Access Person has with such issuer or its affiliates (for example, a directorship); and

      d) any present or proposed business relationship between such issuer or its affiliates, on the one hand, and the Access Person or any party in which the Access Person has a significant interest, on the other; provided, however, that in the event the interest of such Access Person in such Securities or issuer is not material to his or her personal net worth and any contemplated transaction by the Access Person in such Securities cannot reasonably be expected to have a material adverse effect on any such transaction by any Client or on the market for the Securities generally, that Access Person shall not be required to disclose his or her interest in the Securities or the issuer of the Securities in connection with any such recommendation.

5. No Access Person shall acquire beneficial interest in any securities in an initial public offering ("IPO") or other limited offerings commonly referred to as private placements, without prior written approval of the Review Committee. The Review Committee must maintain a record of any decision, and the reasons supporting the decision, to approve the Access Person's acquisition of an IPO or private placement for at least five years after the end of the fiscal year in which the approval was granted.

      Before granting such approval the Review Committee should carefully evaluate such investment to determine that the investment could create no material conflict between the Access Person and the Firm. The Review Committee may make such determination by looking at, among other things, the nature of the offering and the particular facts surrounding the purchase. For example, the Review Committee may consider approving the transaction if the Review Committee can determine that: (i) the investment did not result from directing Firm business to the underwriter of issuer of the security, (ii) the Access Person is not misappropriating an opportunity that should have been offered to a Client, and (iii) an Access Person's investment decisions for the Clients will not be unduly influenced by his or her personal holdings and investment decisions are based solely on the best interests of the Client. Any person authorized to purchase security in an IPO or private placement shall disclose that investment when they play a part in the Client's subsequent consideration of an investment in that issuer. In such circumstances, the Client's decision to purchase securities of the issuer shall be subject to independent review by investment personnel with no personal interest in the issuer.

6. No Access Person shall profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Security within a 60-day calendar day period. Trades made in violation of this prohibition should be unwound, if possible. Otherwise, any profits

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      realized on such short-term trades shall be subject to disgorgement to the appropriate client portfolio. This 60-day period will not include any purchase or sale made pursuant to the exercise or expiration of an option on a security, provided that such exercise or expiration is not at the discretion of the Access Person.

           Exception: The Review Committee may allow exceptions to this policy on a case-by case basis when the abusive practices that the policy is designed to prevent, such as front running or conflicts of interest, are not present and the equity of the situation strongly supports an exemption. An example is the involuntary sale of securities due to unforeseen corporate activity such as a merger. The ban on short-term trading profits is specifically designed to deter potential conflicts of interest and front running transactions, which typically involve a quick trading pattern to capitalize on a short-lived impact of a trade by one of the Client portfolios. The Review Committee shall consider the policy reasons for the ban on short-term trades, as stated herein, in determining when an exception to the prohibition is permissible. The Review Committee may consider granting an exception to this prohibition if the securities involved in the transaction are not eligible for inclusion in the Security Universe. In order for a proposed transaction to be considered for exemption from the short-term trading prohibitions, the Access Person must complete, sign and submit to the Review Committee a completed Securities Transaction Report Relating to Short-Term Trading, certifying that the proposed transaction is in compliance with this Code of Ethics. The Review Officer shall retain a record of exceptions granted and the reasons supporting the decision.

7. Subject to Section IV (2) of this Code, new employees who at the date of their employment own any security included in the Security Universe and current employees with a security holding that subsequently is included in the Security Universe are prohibited from engaging in any transaction which might be deemed to violate Section III (i) of this Code.

8. No Access Person shall sell for a profit a holding of a Managed Fund prior to 90 (ninety) days of purchase.
           Exception: The holding period requirement will not apply to investments in money market funds or other fixed income funds appropriate for short-term investment, nor will it apply to certain types of "systematic" purchases such a automatic investment plans, purchases done by regular payroll deduction, automatic reinvestment of dividends, periodic rebalancing or similar transactions.

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           The Review Committee may, at its discretion, grant exceptions to this holding period requirement on a case-by-case basis. Such exceptions will be documented by the Review Committee.

IV.   PRE-CLEARANCE OF TRANSACTIONS

1. Access Persons are strongly encouraged to limit personal transactions to the purchase and sale of registered open-end investment companies and exchange-traded funds. All proposed transactions in a Security must be pre-approved by the Review Committee. All pre-clearance requests will be considered by the Review Committee, which will document all decisions.

      Except as provided in Section IV(2) of this Code, every Access Person must pre-clear each proposed transaction in Securities with the Review Committee prior to proceeding with the transaction. No transaction in Securities shall be effected without the prior written approval of the Review Committee. Pre-clearance approval will expire at the close of business on the trading date one (1) business day after the date on which authorization is received. For example, pre-clearance received Friday at 9:00 a.m. would expire as of the close of business Monday. If the trade is not completed before such pre-clearance expires, the access person is required to again obtain pre-clearance for the trade. In addition, if an access person becomes aware of any additional information with respect to a transaction that was pre-cleared, such person is obligated to disclose such information to the Review Committee prior to executing the pre-cleared transaction.

2. The pre-clearance requirements of Section IV(1) shall not apply to purchases or sales of direct obligations of the Government of the Untied States, banker's acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), shares of registered open-end investment companies, and exchange-traded funds.

V.    ADDITIONAL RESTRICTIONS AND REQUIREMENTS

1. No Access Person shall accept or receive any gifts, favors, gratuities or other thing ("gifts") of more than de minimis value from any person or entity that does business with Analytic Investors. All gifts with a fair market value in excess of $100 are viewed as gifts of more than de minimis value and require pre-approval by the Review Officer. In addition, no investment personnel may receive gifts from the same source valued at more than $500 per individual recipient on an annual basis. No Access Person or member of his or her family, may utilize the receipt of a gift when acting in a fiduciary capacity.

2. No Investment Personnel shall accept a position as a director, trustee, or general partner of a publicly-traded company or partnership unless the acceptance of such position has been approved by the Review Officer as consistent with the interests of the Clients. Authorization of board service shall be subject to the implementation by the Firm of

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      "Chinese Wall" or other procedures to isolate such Investment Personnel from making decisions about trading in that company's securities.

3. No Access Person shall buy or sell a security within seven (7) calendar days before and two (2) calendar days after any portfolio of the Firm trades in that security. Any trades made within the proscribed period shall be unwound, if possible. Otherwise, any profits realized on trades within the proscribed period shall be disgorged to the appropriate client portfolio.

4. Every Access Person must direct each brokerage firm or bank at which the Access Person maintains a securities account to send duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts promptly to Analytic Investors. Compliance with this provision can be effected by the Access Person providing duplicate copies of all such statements directly to Analytic Investors. A Nonresident Director may direct each brokerage firm or bank at which he maintains a securities account to send duplicate copies of confirmations of all personal securities transactions or copies of periodic statements for all securities accounts promptly to Analytic Investors. A quarterly transactions report under Section IV need not be filed by a Nonresident Director if it would duplicate information contained in broker trade confirmations or account statements received by Analytic Investors in the time period required for reporting and all necessary information is included.

VI.   REPORTING OBLIGATIONS

1. Every Access Person and each Nonresident Director shall report all transactions in which such Access Person or Nonresident Director has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in Securities provided: however, an Access Person or Nonresident Director shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence. Reports shall be filed with the Review Officer each quarter. The Review Officer shall submit confidential quarterly reports with respect to his or her own personal securities transactions to the Alternate Review Officer, who shall act in all respects in the manner prescribed herein for the Review Officer.

      All Access Persons and Nonresident Directors shall disclose to the Review Officer (i) all personal securities holdings (i.e., the title, number of shares and principal amount of each Security in which an Access Person had any direct or indirect beneficial ownership interest when the person became an Access Person, including securities acquired before the person became an access person) and (ii) all personal securities accounts (i.e. the name of any broker, dealer or bank with whom the Access Person maintained an account in which any Securities were held for the direct or indirect benefit of the Access Person as of the day the person became an Access Person)within ten (10) days upon the later of commencement of employment or adoption of this Code. Reporting of personal securities accounts should include accounts of open-end investment companies and other instruments exempt from the definition of Security herein.

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      In addition to reporting securities holdings and accounts, every Access
      Person or Nonresident Director shall certify in their initial report that
      (i) they have received, read and understand the Code of Ethics and recognize that they are subject thereto, and (ii) they have no knowledge of the existence of any personal conflict of interest relationship which may involve a Client, such as any economic relationship between their transactions and securities held or to be acquired by any Client portfolios.

2. Every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

      a) the date of the transaction, the title and the number of shares, interest rate and maturity date (if applicable), trade date and the principal amount of each security involved;

      b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

      c)   the price at which the transaction was effected;

      d) the name of the broker, dealer or bank with or through whom the transaction was effected; and

      e)   the date the report was submitted to the Review Officer.

      In addition, with respect to any account established by an Access Person or Nonresident Director in which any Securities were held during the quarter for the direct of indirect benefit of the Access Person or Nonresident Director, the Access Person or Nonresident Director must provide (i) the name of the broker, dealer or bank with whom the Access Person or Nonresident Director established the account, (ii) the date the account was established, and (iii) the date the report is submitted by the Access Person or Nonresident Director.

      This quarterly report shall be made on the Securities Transaction for the Calendar Quarter Ended form and shall be delivered to the Review Officer.

      In the event an Access Person or Nonresident Director expects to be out of the office during the ten day period after the end of the calendar quarter, a quarterly transaction report may be submitted prior to the end of the calendar quarter. Under such circumstances, because the Access Person or Nonresident Director will be representing that the report contains all personal securities transaction as of the calendar quarter ended, the Access Person or Nonresident Director may not enter into any personal securities

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      transactions between the date of the early submission of the quarterly transaction report and the last day of the calendar quarter.

3. Any such report may refer to the information contained in the statements required by Section VI (2) of this Code.

4. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the security to which the report relates.

5. Every Access Person shall report the name of any publicly-traded company (or any company anticipating a public offering of its equity securities) and the total number of its shares beneficially owned by him or her if such total ownership is more than 1/2 of 1% of the company's outstanding shares.

6. Every Access Person who owns Securities acquired in a private placement shall disclose such ownership to the Review Officer if such person is involved in any subsequent consideration of an investment in the issuer by a Client. Analytic Investors' decision to recommend the purchase of such issuer's Securities to any Client will be subject to independent review by Investment Personnel with no personal interest in the issuer.

7. In the event that no reportable transactions occurred during the quarter, the report should be so noted and returned signed and dated.

8. Reports maintained pursuant to Rule 204-2(a)(12) under the Advisers Act shall meet the requirements for reports required to be made under this section.

9. Every Access Person and Nonresident Director shall disclose to the Review Officer all personal securities holdings and personal securities accounts as of the calendar year ended within thirty (30) days after year-end. In addition to report securities holdings, every Access Person shall certify annually that he or she:

      a) has read and understands this code and recognized that he/she is subject to it;

      b)   has complied with the Code;

      c) has disclosed and reported all personal securities transactions required to be disclosed or reported;

      d) has not disclosed pending "buy" or "sell" orders for a Client to any employees of any other Management Company, except where the disclosure occurred subsequent to the execution or withdrawal of an order; and

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      e)   has no knowledge of the existence of any personal conflict of interest relationship which may involve a Client, such as economic relationship between their transactions and securities held or to be acquired by any Client portfolios.

      This annual certification shall be made on the Annual Report of Access Person form and shall be delivered to the Review Officer.

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VII.  REVIEW AND ENFORCEMENT

1. The Code of Ethics Officer shall provide a comparison of all reported personal securities transactions with completed portfolio transactions of the Access Persons and a list of securities being considered for purchase or sale by Analytic Investors to the Review Officer. Determination of whether a violation of this Code may have occurred will be made by the Review Officer. Before making any determination that a violation has been committed by any person, the Review Officer shall give such person an opportunity to supply additional explanatory material.

2. If the Review Officer determines that a violation of this Code may have occurred, he or she shall submit his or her determination and any additional explanatory material provided by the individual, to an Alternate Review Officer, who shall make an independent determination as to whether a violation has occurred.

3. If the Alternate Review Officer finds that a violation has occurred, the Alternate Review Officer shall impose upon the individual such sanctions as he or she deems appropriate, including, but not limited to, a letter of censure, suspension or termination of the employment of the violator, or disgorgement of profits. There shall be no mandatory sanction for inadvertent non-compliance with the blackout trading restrictions set forth in Section III(2).

4. No Person shall participate in a determination of whether he or she has committed a violation of this Code or of the imposition of any sanction against himself. If a Securities transaction of the Alternate Review Officer is under consideration, the other Alternate Review Officer or the President shall act in all respects in the manner prescribed herein for an Alternate Review Officer.

VIII. RECORDS

Analytic Investors shall maintain records in the manner and to the extent set forth below, which records shall be available for examination by representatives of the Securities and Exchange Commission.

1. A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved;

2. A record of any violation of this Code, and of any action taken as a result of such violation, shall be preserved for a period of not less than five years following the end of the fiscal year in which it was made;

3. A copy of each report made by an Access Person or Nonresident Director pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it was made;

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4.    A list of all persons who are, or within the past five years have been required to make reports pursuant to this Code and a list of all persons who were responsible for reviewing the reports shall be maintained;

5. Each memorandum made by the Review Officer hereunder, for a period of five years from the end of the fiscal year in which it was made; and

6. A copy of every report provided to the Fund's Board of Directors by the firm which describes any issue arising under this Code and certifies that the Firm has adopted procedures reasonably necessary to prevent access persons from violating this Code.

IX.   MISCELLANEOUS

1. All reports of securities transactions and any other information filed with Analytic Investors pursuant to this Code shall be treated as confidential.

2. Analytic Investors may from time to time adopt such interpretations of this Code as it deems appropriate.

3. The Review Officer shall prepare a report to Analytic Investors' Board of Directors, upon request, as to the operation of this Code and shall address in any such report the need (if any) for further changes or modifications to this Code.

4. The Review Officer shall provide to the Chief Compliance Officer of any investment company registered under Investment Company Act of 1940 for which Analytic Investors acts as investment adviser or sub-adviser any reports required under the Fund's Code of Ethics.

Adopted this 3rd day
of December, 1998
Dated:          December 3, 1998
Amended:        July 26, 2000
2nd Amendment:  August 28, 2001
3rd Amendment:  July 15, 2004

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[ANALYTIC INVESTORS LOGO]

                             POLICIES AND PROCEDURES
                 DESIGNED TO DETECT AND PREVENT INSIDER TRADING

SECTION I.    POLICY STATEMENT ON INSIDER TRADING

A.    INTRODUCTION

Analytic Investors, Inc. seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by investors in mutual funds and advisory accounts advised by Analytic Investors is something we value and endeavor to protect. To further that goal, this Policy Statement proscribes procedures to deter the misuse of material, nonpublic information in securities transactions.

Trading securities while in possession of material, nonpublic information or improperly communicating that information to others may expose you to severe penalties. Criminal sanctions may include a fine of up to $ 1,000,000 and/or ten years imprisonment. The Securities and Exchange Commission can recover the profits gained or losses avoided through the violative trading, impose a penalty of up to three times the illicit windfall and an order permanently barring you from the securities industry. Finally, you may be sued by investors seeking to recover damages for insider trading violations.

Regardless of whether a government inquiry occurs, Analytic Investors views seriously any violation of this Policy Statement. Such violations constitute grounds for disciplinary sanctions, including immediate dismissal.

B.    SCOPE OF THE POLICY STATEMENT

This Policy Statement is drafted broadly and will be applied and interpreted in a similar manner. This Policy Statement applies to securities trading and information handling by directors, officers and employees of Analytic Investors (including spouses, minor children and adult members of their households).

The law of insider trading is continuously evolving and an individual legitimately may be uncertain about the application of the Policy Statement in a particular circumstance. Often, your asking a single question can help avoid disciplinary action or complex legal problems. You should direct any questions relating to the Policy Statement to the Chief Compliance Officer. You also must notify the Chief Compliance Officer immediately if you have any reason to believe that a violation of the Policy Statement has occurred or is about to occur.

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C.    POLICY STATEMENT ON INSIDER TRADING

The nature and style of the investment process conducted at Analytic Investors does not rely upon nonpublic information, whether material or not. Proprietary analysis performed on public information is not generally considered to be inside information, and as such Analytic Investors personnel can be confident that trading for a Client account based on our proprietary analysis will not be regarded as insider trading. All relevant restrictions in the Code of Ethics regarding the use of Analytic Investors' proprietary analysis for PERSONAL trading still applies, no person to whom this Policy Statement applies, including you, may trade, either personally or on behalf of others (such as for mutual funds and private accounts managed by Analytic Investors), while in possession of material, nonpublic information; nor may such Analytic Investors personnel communicate material, nonpublic information to others in violation of the law. This section reviews principles important to the Policy Statement.

          1. MATERIAL INFORMATION

Information is "material" when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company's securities. No simple "bright line" test exists to determine when information is material; assessment of materiality involves a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the Chief Compliance Officer.

Material information often relates to a company's results and operations including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material. For example, the Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about the Wall Street Journal's "Heard on the Street" column.

          2. NONPUBLIC INFORMATION

Information is "public" when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones "tape" or the Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

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          3. IDENTIFYING INSIDE INFORMATION

Before executing any trade for yourself or others, including investment companies or private accounts managed by Analytic Investors, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

      (i.)    Report the information and proposed trade immediately to the Chief
      Compliance Officer.

      (ii.)   Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by Analytic Investors.

      (iii.) Do not communicate the information inside or outside Analytic Investors, other than to the Chief Compliance Officer.

      (iv.)   After the Chief Compliance Officer has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm should take, if any.

You should consult with the Chief Compliance Officer before taking any action. This degree of caution will protect you, your clients and the firm.

          4. CONTACTS WITH PUBLIC COMPANIES

For Analytic Investors, direct contact with public companies does not represent an important part of our research efforts. Material non-public information of a sort that might arrive through direct company contact may arrive to Analytic Investors, however, through brokers, research services, or other market contacts. Employees are advised that such information is not germane to Analytic Investors' style of investment management. Such information should not influence trading of Client accounts, should not be used to conduct personal transactions, and should not be passed on to others.

          5. TENDER OFFERS

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule that expressly forbids trading and "tipping" while in possession of material, nonpublic information regarding a tender offer received from the tender offer or, the target company or anyone acting on behalf of either. Analytic Investors employees and others subject to this Policy Statement should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

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SECTION II.   PROCEDURES TO IMPLEMENT THE POLICY STATEMENT ON INSIDER TRADING

A. PROCEDURES TO IMPLEMENT ANALYTIC INVESTORS' POLICY AGAINST INSIDER TRADING

The following procedures have been established to aid the officers, directors and employees of Analytic Investors in avoiding insider trading, and to aid Analytic Investors in preventing and detecting against insider trading and imposing appropriate sanctions against violations of the Firm's policies. Every officer, director and employee of Analytic Investors must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult the Chief Compliance Officer.

          1. PERSONAL SECURITIES TRADING

All officers, directors and employees of Analytic Investors (except Nonresident Directors, as that term is defined in Analytic Investors' Code of Ethics) must direct each brokerage firm or bank at which they maintain a securities account to send duplicate confirmations of all personal securities, transactions, and copies of periodic statements for all securities accounts promptly. Compliance with the provision can be effected by these person providing duplicate copies of all such statements directly to Analytic Investors. In addition all Access Persons (as defined in Analytic Investors Code of Ethics) are subject to quarterly transaction reporting requirements and annual holdings disclosure to the Chief Compliance Officer All officers, directors and employees of Analytic Investors (except Nonresident Directors, as that term is defined in Analytic Investors' Code of Ethics) shall obtain clearance from the Chief Compliance Officer or, if unavailable, the alternate Review Committee prior to effecting any relevant securities transaction (as defined by Analytic Investors' Code of Ethics) in which they, their families (including the spouse, minor children and adults living in the same household) as the officer, director or employee or trusts of which they are trustees or in which they have a beneficial interest are parties. The Review Committee, as appropriate, shall promptly notify the officer, director or employee of clearance or denial of clearance to trade. Notification of approval or denial to trade may be given orally; however, it shall be confirmed in writing within 24 hours of the oral notification. Such notification must be kept strictly confidential.

          2. HIGH-RISK TRADING ACTIVITIES

Certain high-risk trading activities, if used in the management of an Analytic Investors' officer, director or employee's personal trading portfolio, are risky not only because of the nature of the securities transactions themselves, but also because of the potential that an action necessary to close out the transactions may become prohibited during the pendency of the transactions. Examples of such activities include short sales of common stock and trading in derivative instruments such as option contracts to purchase ("call") or sell ("put") securities at certain predetermined prices. Analytic Investors officers, directors and employees should understand that short sales and trading in derivative instruments involve special risks - derivative instruments, for example, ordinarily have greater price volatility than the underlying security. The fulfillment of

                                       18
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the obligations owed by each officer, director and employee to Analytic
Investors may heighten those risks. For example, if Analytic Investors becomes aware of material, nonpublic information about the issuer of the underlying securities, Analytic Investors personnel may find themselves "frozen" in a position in a derivative security. Analytic Investors will not bear any losses resulting in any personal account because of this Policy Statement and its procedures.

          3. RESTRICTIONS ON DISCLOSURES

Analytic Investors' officers, directors and employees shall not disclose any nonpublic information (whether or not it is material) relating to Analytic Investors or its securities transactions to any person outside Analytic Investors (unless such disclosure has been authorized by Analytic Investors). Material, nonpublic information may not be communicated to anyone, including persons within Analytic Investors, except as provided in Section I above. Such information must be secured. For example, access to files containing material, nonpublic information and computer files containing such information should be restricted and conversations containing such information, if appropriate at all, should be conducted in private (for example, not by cellular telephone, to avoid potential interception).

SECTION III.  SUPERVISORY PROCEDURES

A. SUPERVISORY PROCEDURES

Analytic Investors has assigned the Chief Compliance Officer the primary responsibility for the implementation and maintenance of Analytic Investors' policy and procedures against insider trading. Supervisory Procedures can be divided into two classifications - prevention of insider trading and detection of insider trading.

          1. PREVENTION OF INSIDER TRADING

To prevent insider trading, the Chief Compliance Officer will:

      (i.)    provide, on a regular basis, an educational program to familiarize officers, directors and employees with Analytic Investors' policy and procedures;

      (ii.)   answer questions regarding Analytic Investors' policy and
      procedures;

      (iii.) resolve issues of whether information received by an officer, director or employee of Analytic Investors is material and nonpublic and determine what action, if any, should be taken;

      (iv.)   review on a regular basis and update as necessary Analytic
      Investors' policy and procedures; and

      (v.)    when it has been determined that an officer, director or employee of Analytic Investors has material, nonpublic information:

                                       19
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              1. implement measures to prevent dissemination of such
      information, and

              2. if necessary, restrict officers, directors and employees from trading the implicated securities, and

      (vi.)   as a member of the Review Committee, promptly review, and either approve or disapprove, in writing, each request of an officer, director or employee for clearance to trade in specified securities.

          2. DETECTION OF INSIDER TRADING

To detect insider trading, the Chief Compliance Officer will:

      (i.)    review the trading activity reports filed by each officer, director, and employee;

      (ii.)   review the trading activity of mutual funds and private accounts managed by Analytic Investors;

      (iii.) promptly investigate all reports of any possible violations of Analytic Investors' Policy and Procedures to Detect and Prevent Insider Trading; and

      (iv.)   coordinate the review of such reports with other appropriate officers, directors or employees of Analytic Investors.

          3. SPECIAL REPORTS TO MANAGEMENT

Promptly upon learning of a potential violation of Analytic Investors' Policy and Procedures to detect and Prevent Insider Trading, the Chief Compliance Officer, should prepare a written report to management providing full details, which may include (1) the name of particular securities involved, if any; (2) the date(s) the Chief Compliance Officer learned of the potential violation and began investigating; (3) the accounts and individuals involved; (4) actions taken as a result of the investigation, if any; and (5) recommendations for further action.

          4. GENERAL REPORTS TO MANAGEMENT AND/OR THE BOARD OF DIRECTORS

On an as-needed or periodic basis, Analytic Investors may find it useful for the Chief Compliance Officer to prepare a written report to the management and/or the Board of Directors of Analytic Investors setting forth some or all of the following:

      (i.)    a summary of existing procedures to detect and prevent insider trading;

      (ii.)   a summary of changes in procedures made in the last year;

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

      (iii.) full details of any investigation since the last report (either internal or by a regulatory agency) of any suspected insider trading, the results of the investigation and a description of any changes in procedures prompted by such investigation;

      (iv.)   an evaluation of the current procedures and a description of anticipated changes in procedures; and a description of Analytic Investors' continuing educational program regarding insider trading, including the dates of such programs since the last report to management.

The Chief Compliance Officer must notify or clear his/her own proposed transactions with the Alternate Review Officer, as defined in the Code of Ethics.

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